SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.   )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

NTN Buzztime, Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NTN BUZZTIME, INC.

5966 La Place Court

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 30, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of NTN Buzztime, Inc. (“NTN Buzztime” or the “Company”) will be held at the Courtyard by Marriott located at 5835 Owens Avenue, Carlsbad, California 92008, at 9:00 a.m. local time, on May 30, 2008, for the following purposes, as more fully described in the attached Proxy Statement:

1.	To elect seven (7) directors to hold office until the 2009 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors fixed the close of business on April 2, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, in order to ensure your representation at the meeting, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. In addition to voting by mail, you may vote by telephone or via the internet. You do not need to return your proxy by mail if you have voted either by telephone or via the internet.

VOTE VIA THE INTERNET – www.proxyvote.com

You may vote via the internet at www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE VIA TELEPHONE – 1.800.690.6903

You may vote via telephone by dialing 1.800.690.6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To enroll in electronic delivery, please follow the instructions above to vote via the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

The prompt return of your proxy will help to save expenses incurred in further communication. Your proxy can be revoked as described in the Proxy Statement and will not affect your right to vote in person should you decide to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ KENDRA BERGER
Kendra Berger
Chief Financial Officer and Secretary

NTN BUZZTIME, INC.

5966 La Place Court

Carlsbad, California 92008

PROXY STATEMENT

Annual Meeting of Stockholders to be held May 30, 2008

SOLICITATION AND VOTING

General

The enclosed proxy is being solicited on behalf of the Board of Directors of NTN Buzztime, Inc. (“NTN Buzztime” or the “Company”) for use at the annual meeting of stockholders to be held at the Courtyard by Marriott located at 5835 Owens Avenue, Carlsbad, California 92008, at 9:00 a.m. local time, on May 30, 2008, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. We are first mailing this Proxy Statement, together with the accompanying proxy solicitation materials, to stockholders, and posting it on our corporate website at www.ntnbuzztime.com, on or about April 29, 2008.

Voting Securities; Record Date

We have one class of voting stock outstanding, designated common stock, $.005 par value (“Common Stock”). Each share of our Common Stock is entitled to one vote for each director to be elected and for each other matter to be voted on at the Annual Meeting. Only holders of record of Common Stock at the close of business on April 2, 2008 are entitled to notice of and to vote at the Annual Meeting. There were approximately 55,640,000 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, at the Annual Meeting, of stockholders entitled to cast a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining a quorum, shares represented at the meeting either in person or by proxy that are held by brokers or nominees will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.” Abstentions will be counted as present for quorum purposes and for the purpose of determining the outcome of any matter submitted to the stockholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and will be disregarded in the calculation of the plurality. The inspector of election appointed for the Annual Meeting will tabulate all votes including a separate tabulation of the affirmative and negative votes and abstentions.

The proxy holders will vote all shares of Common Stock represented by a properly completed proxy received in time for the Annual Meeting as directed in the proxy. If no direction is given in the proxy, it will be voted “FOR” Proposal 1, the election as directors of each of the nominees named in this Proxy Statement, and “FOR” Proposal 2, ratification of the appointment of Mayer Hoffman McCann P.C. as our registered independent public accounting firm for the fiscal year ending December 31, 2008. Broker non-votes will not affect the outcome of any of the proposals. With respect to any other item of business that may properly come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

Revocability of Proxies

You may revoke a proxy at any time before it has been exercised by giving written notice of revocation to our Secretary, by executing and delivering to the Secretary a proxy dated as of a later date than the accompanying proxy, or by attending the Annual Meeting and voting in person. If, however, your shares of record are held by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from that record holder a proxy issued in your name. Attendance at the Annual Meeting, by itself, will not serve to revoke a proxy.

Solicitation

We will bear the cost of soliciting proxies. This Proxy Statement and the accompanying proxy solicitation materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians and other nominees to beneficial owners of shares of Common Stock. We may reimburse such parties for their reasonable expenses in forwarding solicitation materials to beneficial owners. We do not expect these costs to be significant. Our directors, officers or regular employees may follow up the mailing to stockholders by telephone, electronic mail or personal solicitations, but no special or additional compensation will be paid to those directors, officers or employees for doing so.

Stockholder Proposals for 2009 Annual Meeting

Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal must be delivered to the Secretary of our company at our principal executive offices not later than ninety (90) calendar days or more than one hundred twenty (120) calendar days in advance of the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, the bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the previous year’s annual meeting, this advance notice must be received not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our bylaws are available on the Corporate Governance section of our website at www.ntnbuzztime.com. In addition, a copy of the full text of the provisions of our bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of our company upon written request.

Stockholders who wish to submit one or more proposals for inclusion in our Proxy Statement relating to the 2009 annual meeting of stockholders must submit such proposals so that we receive such proposals at our principal executive offices on or after December 30, 2008 and on or before January 29, 2009. In addition, if we are not notified by January 29, 2009 of a proposal to be brought before the 2009 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by other Board members, as well as by management and stockholders. As a stockholder, you may recommend any qualified person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008. Recommendations must be received on or after December 30, 2008 and on or before January 29, 2009 to be considered for the 2009 annual meeting of stockholders, and must comply with the requirements in our bylaws. Recommendations must include the name and contact information of the candidate, a statement of the candidate’s business and educational experience, including relevant dates and past employment and degrees or certifications received, the class and number of shares of our company that are beneficially owned by such person, information regarding the candidate that is sufficient to enable the Nominating and Corporate Governance Committee to evaluate the candidate under the Board membership criteria described below under the heading “Director Nominations,” a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company, detailed information regarding any relationship or understanding between the candidate and the stockholder who is submitting the candidate’s nomination; the candidate’s signed written consent to serve on the Board if elected, and any additional information relating to the candidate as is necessary in order to comply with the solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. In addition, such notice shall set forth as to the stockholder making such recommendation, the name and address of the stockholder making such recommendation, the class and number of shares of our company which are beneficially owned by the stockholder, and any material interest of the stockholder relating to the proposed candidate for director. The procedures for considering candidates recommended by a stockholder for Board membership will be no different than the procedures for candidates recommended by members of the Board or by management.

Corporate Governance

We are committed to integrity, reliability and transparency in our disclosures to the public. We have established corporate governance practices to help ensure that our business is operated in the best interests of our stockholders and in full compliance with our legal obligations including the corporate governance listing standards of the American Stock Exchange and regulations of the Securities and Exchange Commission (the “SEC”).

Our Corporate Governance Guidelines, Committee Charters, the Code of Ethics and other corporate governance materials and related information are posted in the Corporate Governance section of our website at www.ntnbuzztime.com. You may request copies of these documents, without charge, by writing to us at: NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008, Attention: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

Our bylaws provide that the number of directors constituting the whole Board of Directors shall be determined by the Board from time to time by a resolution duly adopted by the Board. The Board of Directors currently consists of seven members. Our certificate of incorporation provides for the annual election of all of our directors. Vacancies on the Board of Directors (including vacancies created by an increase in the authorized number of directors) may be filled solely by the Board of Directors. A director appointed by the Board of Directors to fill a vacancy would serve for the remainder of the one year term and until his or her successor is elected and qualified.

The Board of Directors has selected the following nominees for election as directors at the Annual Meeting. Each such nominee is currently serving as a director of the Company. Messrs. Farricielli and Read were each appointed as directors in 2007 by the Board to fill vacancies on our Board. Mr. Farricielli was recommended as a possible director candidate to the Board by Fidelity National Financial, Inc., one of our stockholders. Mr. Read was designated a candidate for director by Media General, Inc., one of our stockholders, pursuant to an Investor Rights Agreement, dated as of May 7, 2003 (the “Rights Agreement”), between us and Media General. Pursuant to the Rights Agreement, so long as Media General and its affiliates beneficially own at least (i) 5% of the outstanding common stock of our Company or (ii) seventy-five percent (75%) of the shares of common stock of our Company acquired by Media General pursuant to that certain Securities Purchase Agreement dated May 5, 2003, and that certain Licensing Agreement, dated May 7, 2003, we are required to use best efforts to cause and maintain on our Board, one individual designated by Media General and approved by the Board, whose approval shall not be unreasonably withheld (the “Media General Designee”). Mr. Read is the current Media General Designee. If elected, the following nominees will hold office until the annual meeting of stockholders in 2009 and until their respective successors are duly elected and qualified.

Name	Age (1)	Director Since
Gary Arlen	63	1999
Barry Bergsman	71	1998
Robert Clasen	63	2001
Joseph J. Farricielli, Jr.	36	2007
Michael Fleming	54	2001
Kirk Read	38	2007
Dario Santana	52	2006

(1)	As of March 1, 2008

The following biographical information is furnished with respect to members of our board of directors:

Gary H. Arlen was appointed as a Director in August 1999. Mr. Arlen currently serves on the Audit Committee and Compensation Committee of the Board. Since 1980, he has been president of Arlen Communications, Inc., a research and consulting firm specializing in interactive information, broadband technology, e-commerce, telecommunications and entertainment. Arlen Communications provides research and analytical services to domestic and international organizations in entertainment, media, telecommunications and internet industries. Mr. Arlen was a founder and board member of several interactive media trade associations. He is a member of the Academy of Digital TV Pioneers and the Cable TV Pioneers.

Barry Bergsman was appointed as a Director in August 1998 and was appointed Chairman of the Board in July 2006. Prior to his appointment as Chairman of the Board, Mr. Bergsman served as lead Director from August 2004 until July 2006. Mr. Bergsman serves on the Compensation Committee and Nominating and Corporate Governance Committee of the Board. Since 1965, he has served as president of Baron Enterprises, Inc., a privately owned consulting company established in 1965. From 1985 to 1998, Mr. Bergsman served as president of Intertel Communications, Inc., a company focused on the use of the telephone and interactive technology for promotion, entertainment and information. Prior to 1985, Mr. Bergsman was engaged in television production and syndication and was an executive with CBS, a broadcast television network. Since May 1999, Mr. Bergsman has served as a director of Photogenesis, Inc., a privately held medical device and biotechnology company.

Robert B. Clasen was appointed as a Director in November 2001. Currently he is Chairman and Chief Executive Officer for Starz, LLC, a holding company that oversees a number of related entertainment and media companies including Starz Entertainment, a provider of premium movie services in the United States with its Starz and Encore brands; Starz Media which produces live action and animation for television, digital media and home entertainment; and Overture Films which produces, acquires and theatrically distributes motion pictures. He was appointed to this position in September 2006 having previously served as the President and CEO for Starz Entertainment Group from December 2004 to September 2006. From May 2004 to December 2004, Mr. Clasen served as the President of Sales and Marketing for Starz Entertainment Media Group and as President and Chief Operating Officer. For most of the past 10 years, Mr. Clasen has been President and Chief Executive Officer of Clasen Associates, an advisor to a broad range of technology and service companies that operate in the broadband, wireless and satellite sectors. In this capacity he often has served as an interim executive. In January 2002, he was appointed Acting Chairman and Chief Executive Officer of Inetcam, Inc., a privately held international streaming media management software company, where he served for five months. From September 2002 through July 2003, Mr. Clasen served as Interim Chief Strategy Officer and director for Path 1 Network Technologies and he remained on its Board of Directors until 2007. During this period he also served as Chairman for Broadband Innovations and Lightwave Solutions, two San Diego companies providing components to the cable television industry. From 1999 until June 2001, Mr. Clasen served as Chairman and Chief Executive Officer of ICTV, an interactive/internet television provider. From June 2001 until December 2001, Mr. Clasen remained as Chairman of the board at ICTV and continued to serve as a director for ICTV until July 2003. During 1997, Mr. Clasen served as President and Chief Executive Officer of ComStream Corporation, an international provider of digital transmission solutions for voice, data, imaging, audio and video applications during the sale of that company. Prior to 1997, Mr. Clasen held positions as President of each of Comcast International Holdings, the international division of Comcast Cable Communications, and Comcast Cable Communications, a cable television company.

Joseph J. Farricielli, Jr. was appointed as a Director in December 2007. Since August 2006, he has served as a Senior Vice President of Fidelity National Special Opportunities, Inc., a wholly-owned subsidiary of Fidelity National Financial, Inc., a provider of title insurance, specialty insurance and claims management services. Mr. Farricielli also serves as a director of three privately held companies, Look Investment Agency, Inc., Recycling Enterprises, Inc. and Hamden Sand & Stone, Inc. Previously, Mr. Farricielli held executive positions at Levine Leichtman Capital Partners, LLC, an investment management firm, from January 2006 to July 2006; Imperial

Capital, LLC, an investment banking firm, from July 2003 to January 2006; The Bank of Nova Scotia, a commercial and investment banking firm, from November 1999 to May 2003, and GE Capital Services from December 1998 to November 1999.

Michael Fleming was appointed as a Director in November 2001. Since May 2002, he has also served as Chairman of the Board of our subsidiary, Buzztime Entertainment, Inc. Mr. Fleming is Chairman of both the Nominating and Corporate Governance Committee and Audit Committee of the Board. Since October 2006, Mr. Fleming has served as Chairman and Chief Executive Officer of Contendo Vici LLC, an interactive entertainment software enterprise that develops and distributes proprietary content and applications for the fantasy sports game market. Since June 2001, Mr. Fleming has served as Chairman and Chief Executive Officer of the Fleming Media Group, which advises a broad range of content and technology companies on interactive television, broadband, wireless and other convergent technology opportunities. Mr. Fleming also serves as a board director of two privately held companies, is a member of the National Association of Corporate Directors and the National Cable and Telecommunications Association. He is the founder of Game Show Network (GSN) and served as the President and Chief Executive Officer of GSN from April 1994 to May 2001. GSN is a satellite delivered television programming service dedicated to the world of games and game play. Mr. Fleming has held senior executive positions at Playboy Entertainment Group, ESPN, Turner Broadcasting and Warner Amex Satellite Entertainment Company. He was inducted into the Cable Pioneers in 1999.

Kirk Read was appointed as a Director in September 2007. Since June 2007, he has served as Vice President and President of the Interactive Media Division of Media General, Inc., an independent, publicly owned communications company with interests in newspapers, television stations and interactive media. Prior to joining Media General, he was regional publisher of Northern Virginia Community Newspapers from January 2007 to June 2007, publisher of Culpeper Star-Exponent from October 2004 to December 2006 and general manager of Tampa Bay Online from April 1999 to October 2004.

Dario Santana was appointed as a Director and as our President and Chief Executive Officer in July 2006. Prior to joining our company, Mr. Santana served from August 2003 to July 2006 as President of Tyco Fire & Security—Latin America, a services and technology company. From October 2002 to August 2003, Mr. Santana served as the Vice President of Corporate Sourcing for Tyco International, Inc. Prior to joining Tyco in October 2002, from May 2000 to October 2002, Mr. Santana was the President and Chief Operating Officer of Aerocast, Inc., a streaming media start-up, which delivered entertainment quality video to the broadband enabled home. Mr. Santana also held executive positions at General Instrument/Motorola Broadband from 1992 until 2000. He holds an MBA from the Harvard Business School and an engineering degree from Purdue University.

Meetings and Committees

Our business affairs are managed by and under the direction of the Board of Directors. During 2007, the Board of Directors held 14 meetings. During 2007, each director attended at least 75% of the aggregate of (i) the total number of Board meetings held during such member’s service and (ii) the total number of meetings of committees of the Board of Directors on which he or she served, during the period of such member’s service. The schedule for regular meetings of the Board for each year is submitted and approved by the Board in advance.

We have adopted a policy regarding attendance by members of our Board of Directors at our annual meeting of stockholders. Board members are strongly encouraged to attend the annual meeting. All of the nominees for election as directors who were then members of the Board attended the 2007 annual meeting of stockholders.

Each committee of the Board of Directors meets as frequently and for such length of time as it deems necessary to carry out its assigned duties and responsibilities. In addition, the chairman of a committee may call a special meeting of that committee at any time if deemed advisable. We have three standing committees: the Audit, Compensation, and Nominating and Corporate Governance Committees. The committees’ respective duties are outlined in their charters. The Board reviews the committees’ duties from time to time and may form new committees, revise a committee’s structure, or disband committees, depending on the circumstances.

Board Independence

The Board has determined the following directors are “independent” under current AMEX rules:

Name
Gary Arlen
Barry Bergsman
Robert Clasen
Joseph J. Farricielli, Jr.
Michael Fleming
Kirk Read

Selection of Chairman and Chief Executive Officer

The chairman of our Board is elected by our Board of Directors. Our Board is free to choose its chairman in any way it deems best for the Company and our stockholders. Our chief executive officer is also designated by our Board of Directors. The chief executive officer has general authority over the Company’s business and affairs, subject to oversight by the Board of Directors, and has responsibility for carrying out the Board’s directives. Barry Bergsman serves as Chairman of the Board. Dario Santana serves as Chief Executive Officer.

Committee Composition

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael Fleming*+	Gary Arlen*	Michael Fleming*
Gary Arlen	Barry Bergsman	Barry Bergsman
Kirk Read

*	Chairperson

+	Financial Expert

Audit Committee

We have a separately designated standing Audit Committee that operates under a written charter adopted by our Board of Directors. The role of the Audit Committee is to oversee the accounting and financial reporting processes of our company and audits of our financial statements. The responsibilities of the Audit Committee include the periodic review of our accounting and financial reporting and internal control policies and procedures, appointing and providing the compensation of the independent registered public accounting firm of certified public accountants to be retained as our independent auditors, and reviewing management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our periodic and annual financial reports to the SEC, and reviewing our quarterly and audited annual financial statements. The Audit Committee is currently comprised of three non-employee directors: Mr. Fleming, Mr. Read and Mr. Arlen. Mr. Fleming, Mr. Read and Mr. Arlen are each independent under the listing standards of the American Stock Exchange and the Securities Exchange Act. The Audit Committee held six meetings in 2007.

Audit Committee Financial Expert

The Board has determined that Michael Fleming is an “audit committee financial expert” and independent as defined by the rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee consists of Mr. Arlen and Mr. Bergsman, each of whom are independent directors under the rules of the American Stock Exchange. The Compensation Committee administers our benefit and equity incentive plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee held 17 meetings in 2007.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee, which consists solely of non-employee independent directors, are to identify individuals qualified to become members of the Board; to select, or to recommend that the Board select, nominees for election to the Board; and to develop and implement policies and procedures that are intended to ensure that the Board will be appropriately constituted and organized to meet its fiduciary obligations to the Company and our stockholders. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The Nominating and Corporate Governance Committee consists of two non-employee directors: Mr. Fleming and Mr. Bergsman, each of whom satisfies the independence standards of the American Stock Exchange and the Securities Exchange Act. The Nominating and Corporate Governance Committee held five meetings in 2007.

Charters for our Audit, Compensation, and Nominating and Corporate Governance Committees are posted on the Corporate Governance section of our website at www.ntnbuzztime.com.

Director Nominations

Our Nominating and Corporate Governance Committee acts in considering new candidates for Board membership suggested by Board members, management and stockholders. The Nominating and Corporate Governance Committee has established qualifications for directors, including the ability to apply fair and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free of any conflicts of interest that would interfere with his or her loyalty to the Company or our stockholders. In evaluating Board candidates, the Nominating and Corporate Governance Committee considers these qualifications as well as several other factors, including the following:

•	independence from management;

•	depth and breadth of relevant business experience;

•	age and gender;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses and willingness to devote adequate time to board duties;

•	potential conflicts of interests with other pursuits;

•	legal considerations such as antitrust issues;

•	personal background, including past involvement in SEC inquiries, legal proceedings, criminal record, or involvement in acts of fraud or dishonesty;

•	business experience in finance and accounting to aid the Nominating and Corporate Governance Committee in determining whether a candidate would be suitable for Audit Committee membership;

•	executive compensation background, to aid the Nominating and Corporate Governance Committee in determining whether a candidate would be suitable for Compensation Committee membership; and

•	interplay of candidate’s experience and skills with those of other board members.

The Nominating and Corporate Governance Committee will consider director recommendations by stockholders that are made in writing and addressed to the Secretary of our company or to the Nominating and Corporate Governance Committee. Such stockholder’s recommendation shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director: (A) the name and contact information of the candidate, (B) a statement of the candidate’s business and educational experience, including relevant dates and past employment and degrees or certifications received, (C) the class and number of shares of our company that are beneficially owned by such person, (D) information regarding the candidate that is sufficient to enable the Nominating and Corporate Governance Committee to evaluate the candidate under the Board membership criteria described above, (E) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company, (F) detailed information regarding any relationship or understanding between the candidate and the stockholder who is submitting the candidate’s nomination; (G) the candidate’s signed written consent to serve on the Board if elected, and (H) any additional information relating to the candidate as is necessary in order to comply with the solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. In addition, such notice shall set forth as to the stockholder making such recommendation, (A) the name and address of the stockholder making such recommendation, (B) the class and number of shares of our company which are beneficially owned by the stockholder, and (C) any material interest of the stockholder relating to the proposed candidate for director. The procedures for considering candidates recommended by a stockholder for Board membership will be no different than the procedures for candidates recommended by members of the Board or by management.

Director Compensation

Directors who are employees of the Company did not receive any additional compensation for their services as directors. Compensation information for our non-employee directors is described below.

Annual Retainer and Meeting Fees

Our non-employee directors, except for the Chairman of the Board, are entitled to receive an annual cash retainer in the amount of $30,000 for their services as directors. Our Chairman of the Board is entitled to receive an additional annual cash retainer of $40,000 for his services.

We also pay our non-employee directors participation fees for meeting attendance. We pay each non-employee director $750 per meeting for attendance, either in person or via telephone.

We pay our non-employee directors additional compensation for their service on the Board committees. The additional annual retainers for Board committee service are as set forth in the table below. As compensation for their additional responsibilities, we pay the chairperson of each Board committee a higher retainer than the other members of the committee.

Additional Annual Retainer for Board Committee Service	Chairperson	Member
Audit Committee	$13,000	$6,000
Compensation Committee	$5,000	$3,000
Nominating and Corporate Governance Committee	$9,000	$3,000

Equity Compensation

We also compensate our non-employee directors through stock option awards. In connection with the commencement of a new director’s term of service, we grant to such new director an option to purchase 30,000 shares of our common stock. The exercise price of each of these new director option awards is equal to the closing market price of our common stock on the date of grant. As of the date of grant, 15,000 of the shares subject to the option are fully vested and exercisable, and the remaining 15,000 shares vest and become exercisable, subject to the director’s continued service, in equal monthly installments beginning in the month immediately following to the date of grant through the date of the next annual meeting of stockholders. Each non-employee director who is re-elected for an additional term of service will be granted an additional option to purchase 20,000 shares of our common stock on the date of our annual stockholder meeting. The exercise price of each of these annual option awards is equal to the closing market price of our common stock on the date of the annual meeting of stockholders on which it is granted and the underlying shares vest and become exercisable in twelve equal monthly installments, subject to the director’s continued service. Options granted to non-employee directors on or after July 1, 2007 as compensation for service on the Board of Directors expire on the earlier of ten years from the date of grant or one year from the date the director ceases to serve on the Board of Directors. Options granted to non-employee directors prior to July 1, 2007 as compensation for service on the Board of Directors expire on the earlier of ten years from the date of grant or two years from the date the director ceases to serve on the Board of Directors. In the event of the Company’s merger with another corporation, a sale of all or substantially all of our assets, certain acquisitions of 30% or more of our outstanding common stock, or other change in control events, all non-employee director options will become fully vested and exercisable.

Our non-employee director compensation program is subject to Board review and renewal annually on or around the date of our annual meeting of stockholders.

Director Compensation Table

The following table shows 2007 compensation information for all individuals who served as non-employee directors during the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Gary Arlen	$45,550	$14,764	$60,314
Barry Bergsman	$79,800	$14,764	$94,564
Mark Buckner (2)	$47,550	$15,826	$63,376
Robert Clasen	$33,350	$14,764	$48,114
Joseph Farricielli (3)	—	$2,607	$2,607
Michael Fleming	$42,900	$14,764	$57,664
Neil Fondren (4)	$24,700	$11,183	$35,883
Kirk Read (5)	$11,500	—	$11,500

(1)	The amounts reported in this column are the amounts recognized for financial statement reporting purposes with respect to our fiscal year ended December 31, 2007 in accordance with Statement of Financial Standards (SFAS) No. 123(R), “Share Based Payment,” or SFAS 123(R), except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 10 under “Common Stock Options, Deferred Stock Units and Warrants” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2008.

The grant date fair value of the options awarded in 2007 to our non-employee directors is $12,100 except for Joseph Farricielli which is $4,700.

As of December 31, 2007, our non-employee directors had options outstanding to purchase the following number of shares of our common stock:

Mr. Arlen	240,000
Mr. Bergsman	240,000
Mr. Buckner (2)	28,333
Mr. Clasen	140,000
Mr. Farricielli	30,000
Mr. Fleming	140,000
Mr. Fondren	—
Mr. Read	—

(2)	Mr. Buckner was appointed as a Director effective November 7, 2006. Mr. Buckner deceased in December 2007.

(3)	Joseph Farricielli, Jr. was appointed as a Board member effective December 18, 2007.

(4)	Mr. Fondren resigned effective September 14, 2007.

(5)	Kirk Read was appointed as a Board member effective September 14, 2007 to fill the vacancy created by Mr. Fondren’s resignation.

Required Vote

Nominees receiving the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein. The nominees have each indicated a willingness to serve as directors. If any of them should decline or be unable to act as a director, however, the proxy holders will vote for the election of another person as the Board of Directors recommends.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED IF NO DIRECTION IS GIVEN IN THE PROXIES.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age (1)	Position(s) Held
Dario Santana	52	Chief Executive Officer
Kendra Berger	41	Chief Financial Officer
Mariana Danilovic	45	Executive Vice President of Business Development
Jake Tauber	61	Executive Vice President of Content and Marketing
John Gaffney	50	Senior Vice President of Product Management

(1)	As of March 1, 2008.

See “Election of Directors” for Mr. Santana’s biography. The following biographical information is furnished with respect to our other executive officers:

Ms. Kendra Berger was appointed our Chief Financial Officer and Secretary in August 2006. Ms. Berger served on our Board of Directors and as chairperson of our Audit Committee from July 2005 until August 2006.

From May 2005 until August 2006, Ms. Berger served as the Executive Director of Finance and Controller of Stressgen Biotechnologies, Inc., a publicly traded biopharmaceuticals company (now known as Nventa Biopharmaceuticals Corporation). Prior to joining Stressgen, Ms. Berger served from April 2001 until May 2005 as the Vice President, Finance and Controller of Discovery Partners International, Inc., a publicly traded drug discovery services and tools company. Prior to joining Discovery Partners International, Inc. in 2001, Ms. Berger was the Chief Financial Officer of our Company. She is a licensed CPA.

Mariana Danilovic was appointed our Executive Vice President of Business Development in August 2007. From June 2006 to July 2007, Ms. Danilovic served as the Vice President of Business Development for Media Zone, a broadband video company. In July 2002, she founded Hollywood Portfolio, LLC, a company that operated several digital media companies, and directed Hollywood Portfolio’s operations until June 2006. Prior to that, she founded and directed the Digital Media Incubator at KPMG, LLP, which developed numerous entertainment and digital media companies. Her experience includes management positions with Mandalay Entertainment, Sony Pictures Entertainment, and Twentieth Century Fox International Television Group.

Jake Tauber was appointed our Executive Vice President of Content and Marketing in September 2007. From January 2002 to August 2007, Mr. Tauber operated a consulting practice specializing in entertainment content development, television production, organizational development, marketing and promotion for international and domestic networks and broadcasters. Prior to operating a consulting practice, Mr. Tauber served as Executive Vice President of the Game Show Network, a cable network channel. He also served as a development executive at 20th Century Fox and NBC. His experience includes the creation and production of numerous game, talk and reality television shows and pilots for ESPN, Disney, Nickelodeon, NBC and CBS.

John Gaffney was appointed our Senior Vice President of Product Management in February 2008. From April 2005 to February 2008, he was the Chief Technology Officer for SiteLab International, Inc., a search engine marketing firm. From March 2004 to March 2005, Mr. Gaffney served as Area Vice President of Solutions Marketing for Peregrine Systems, Inc., and from January 2002 to January 2003 he was Vice President of Marketing for Akonix Systems, Inc., both developers of enterprise information technology software. He also held management positions at Aptex Software, Inc., Adobe Systems, Inc., and Computer Associates.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (for the purposes of this section, the “Committee”) of the Board of Directors has the responsibility for reviewing and approving all compensation arrangements for the Company’s executive officers, administering the Company’s benefit plans and providing guidance over our organizational structure. Typically, the Chief Executive Officer presents compensation recommendations to the Committee with respect to the executive officers who report to him. The Committee may accept or adjust such recommendations. The Committee is solely responsible for the determination of the Chief Executive Officer’s compensation while the full Board of Directors participates in the evaluation of the Chief Executive Officer.

Over the course of 2007, evaluation of compensation rates for executive officers hired during 2007 was accomplished through an external comparison of viable candidates and referencing current public salary survey data to determine the appropriate level of salary, performance-based bonus, and/or stock options to present a competitive offer in order to attract and retain top talent. Typically, we evaluate between three and five different sources of compensation data to provide relevant market benchmark data for a given executive role. Additionally, the Committee has the authority to engage the services of outside advisors and experts to assist and advise the Committee on matters relating to executive compensation. Beginning in May 2007, the Committee engaged Remedy Compensation Consulting, LLC “Remedy”.

Remedy works with the Committee to perform compensation analysis which includes comparing and benchmarking executive compensation and assessing current compensation position relative to the market to recommend adjustments in compensation practice. During 2007, Remedy in cooperation with our Vice President of Human Resources conducted a competitive assessment of existing job roles. The results of this assessment aided us as we implemented a more formalized compensation structure consistent with our existing philosophy.

Compensation Philosophy and Objectives

The Company’s compensation programs are designed to attract, motivate and retain employees by inspiring them to excel and rewarding them for performance excellence. Our efforts to maintain a company culture based on performance is supported by compensation programs that align both short-term and longer-term rewards directly to company performance. We believe this linkage of individual results and performance to Company financial performance aligns the interests of our management and executive officers to the interests of our shareholders. We believe the contributions and performance of each employee play an important role in our success, and we are mindful of the effect executive compensation and incentive programs have on all of our employees.

Consistent with this purpose, the Committee has adopted a pay-for-performance philosophy designed to ensure that each executive officer’s compensation will correlate to the performance of the Company and of the executive’s individual contribution. The Committee’s executive compensation policy is intended to elevate shareholder value over the long term. We choose each element of compensation to reflect a balanced allocation of short-term and long-term cash and non-cash rewards to ensure adequate base compensation to attract and retain top talent, while providing incentives to maximize focus on long-term value for the Company and our shareholders. We provide cash compensation in the form of base salary to meet competitive market norms and we reward performance excellence on an annual basis in the form of bonus compensation. We provide non-cash equity compensation to reward performance excellence against specific objectives and long-term strategic goals. We consider the relationship between base salary, “at-risk” incentive pay, and equity dynamic and flexible to ensure total direct compensation aligns the interests of our shareholders and our executives.

Role of Company Management in Establishing Executive Compensation

Our Vice President of Human Resources and Chief Executive Officer work together to formulate recommendations of compensation for executive officers. Our Chief Executive Officer provides these recommendations along with his performance assessments for each of his direct reports to the Committee. Those recommendations are then considered by the Committee, which consults with our compensation consultant as it deems necessary. The Chief Executive Officer does not participate in the formulation or discussion of his compensation and has no prior knowledge of the recommendations that may be made to the Committee. Annually, the full Board conducts a performance assessment of the Chief Executive Officer. Our compensation consultant provides salary survey data, analysis and recommends changes with regard to the Chief Executive Officer’s pay. Consequently, based upon performance the Chief Executive Officer’s pay is reviewed annually and changes in compensation are approved by the Committee.

With the oversight of the Chief Executive Officer and the Vice President of Human Resources, the executive officers develop recommendations on matters of compensation philosophy and incentive plan design.

The Chief Executive Officer, Chief Financial Officer and the Vice President of Human Resources attend the committee meetings but are not present for the executive sessions or for any discussion of their own compensation.

Elements of Executive Officer Compensation

The Compensation Committee awards executive compensation in four components: (i) base salary, (ii) performance based-bonus, (iii) equity compensation, and (iv) perquisites and other personal benefits. In fiscal 2007, the Committee approved a new annual merit increase effective March 2008. This date was the same for all NTN Buzztime employees and was selected to allow adequate time to review the prior year’s achievement of individual and department goals against the company’s full fiscal year performance when determining compensation. The Chief Executive Officer has a written agreement with the Company which is discussed below under the Narrative Disclosure to Summary Compensation Table section.

Annual Review of Base Salary

The Company believes competitive base salary is the foundation of attracting, motivating and retaining our executive and professional talent. Therefore, the Company provides executive officers with a base salary adequate to compensate them for services rendered during the fiscal year. Base salary for executive officers is reviewed and determined each year based on his or her performance, responsibility, unique skills and knowledge. This is also the same process that we use in reviewing and setting compensation for all of our employees. Salary reviews are typically conducted annually as part of the performance review process. Eligible executives, including Named Executive Officers, received base salary increases effective March 2008 reflecting the 2007 review period. The base salary increases in aggregate, are approximately the same percentage basis as salary increases received by the overall non-executive employee population. Base salary adjustments range from 3% to 7% for executive officers, 3% to 8% for non-executive employees, and 3% to 5% for our Chief Executive Officer per his agreement. However, as discussed further below, Mr. Santana asked that the Board not consider an increase to his base salary for the second year of his employment.

In making decisions regarding base salary levels, the Committee will consider and evaluate the total compensation package, including possible performance-based bonus and equity compensation, received or to be received by a particular executive officer, and seek to ensure that the total compensation package is fair, reasonable, and competitive.

New Executive Officer Compensation

In determining base salaries for newly hired executive officers, the Committee considers objective external market data and internal parity of the executive’s compensation across peer levels. Surveys regularly used include the Radford High Technology Benchmark and Executive Compensation Survey along with Economic Research Institute Survey and regional data from the San Diego Salary and Benefits Survey.

Performance-Based Bonus

We believe that a portion of an executive’s total compensation package should be placed “at-risk” and based on both individual contribution and company performance. The ability to earn rewards tied to delivering performance excellence is a cornerstone to supporting our compensation program and ensuring it is viewed as fair and equitable by our shareholders and executives alike.

The Committee approved a 2007 performance based incentive plan in which our executive leadership and a majority of our employees are eligible to participate at varying levels of potential bonus reward. Under the 2007 plan, eligible employees who participate in any other incentive compensation program are ineligible to participate in this plan and plan participants must receive an overall performance rating that meets or exceeds their individual job role requirements. Specific threshold Company performance metrics must be met in order for the plan to fund. Those metrics are predetermined target earnings before interest, tax, depreciation, and amortization (“EBITDA”) and revenue objectives over a twelve month period, as approved by our Board of Directors. Bonuses are tied to the performance of the Company and individual contributions to align the interest of our shareholders with our executive officers and employees. This incentive-based plan provides for the payment of cash bonuses expressed as a percentage of an executive’s base salary. Bonus targets for 2007 were 50% for the Chief Executive Officer and 30% for the Chief Financial Officer. Based on the Company’s performance in 2007 no cash bonus was paid to any executive or employee. At the time the targets were identified it was expected to be a challenging yet achievable bonus plan.

The Committee approved varying levels of incentive bonus potential based on an employee’s ability to affect company performance. Typically, the bonus target is set as a higher percentage of base salary the higher the level of responsibility and authority for the officer or employee. Consequently, the Chief Executive Officer and other executive officers have a higher percentage of their total cash compensation package at risk than employees at other levels.

In making decisions concerning performance-based bonuses, the Committee will consider and evaluate the total compensation package, including base salary and equity compensation, received or to be received by a particular executive officer, and seek to ensure that such total compensation package is fair, reasonable, and competitive.

Equity Compensation

Long-term compensation to executives in 2007 consisted of equity compensation, in the form of stock options granted in accordance with our equity performance incentive compensation plan. Stockholders approved our 2004 Performance Incentive Plan in September 2004. The Compensation Committee believes that employees should be rewarded with a proprietary interest in the Company to provide incentive for continued long-term performance to attract, motivate, and retain qualified and capable executives. It is our belief that granting stock options to all employees will promote personal ownership of NTN Buzztime stock and reward superior, sustainable performance. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs. The grant of stock options increases the executives’ potential equity ownership of the Company with the goal of ensuring that interests of senior management remain closely aligned with those of our stockholders. Stock options are awarded in amounts the Committee believes necessary to provide incentives for future performance, taking into account individual performance and long-term performance.

Stock option grants are awarded at the time a new executive officer and certain employees join our company. The amount awarded is determined through an internal parity assessment of similar job levels, peer data and external market data. Currently, after an initial stock option grant is awarded all other stock option grants are supplemental. From time to time, as recommended by management, the Compensation Committee will consider supplemental grants to retain, motivate and reward ongoing performance. During 2007, two supplemental grants were made to our Named Executive Officers. All stock options are granted with an exercise price per share equal to the closing trading price of our common stock on the date of grant. Approval of grants occurs at regularly scheduled meetings of the Compensation Committee. Stock options are priced at fair market value and generally vest over four years, with the first 25% of options vesting on the first anniversary of the date of grant and the remainder vesting in 36 equal monthly installments thereafter. The first installment generally vests on the last day of the month following the month in which the first anniversary of the award date occurs and additional vesting is generally on the last day of each consecutive month thereafter. Typically, the Company uses incentive stock options for employee stock option grants.

Perquisites and Other Personal Benefits

We are conservative in our use of perquisites and other personal benefits. Our executive officers receive the same benefits package that is available to other full-time employees of the Company. The Company provides executive officer and full-time employees alike with life insurance, disability, 401(k), sick, holiday, and vacation benefits. We currently do not offer any additional executive perquisites.

Retirement and Other Benefits

We offer the same deferred contribution plan to our executive officers and all other eligible employees. We maintain a deferred contribution program (401(k) plan) that allows eligible employees to defer up to 50% of their salary which may be invested into 30 different investment funds we have selected. The Company matches employee deferrals at a rate of 50% of the first 6% of employee contributions up to a maximum of $2,000 per employee. In addition, the Company may, at the Board of Director’s discretion, make annual contributions to the 401(k) plan on behalf of our employees, including the executive officers, subject to applicable limitations. However, to date, we have never made any such contributions. The insurance and other benefits paid to our Chief Executive Officer are inconsequentially higher than the benefits paid to our staff and other executive officers.

Tax and Accounting Implications

Compensation to our executive officers is subject to a one million dollar compensation deduction cap pursuant to Section 162(m) of the Internal Revenue Code, as amended. In 2007 no executive officer received aggregate compensation of one million dollars or more. However, the Board is aware that the grant of stock options and deferred stock units to the executive officers may subject us to the deduction cap in subsequent years. With respect to incentive stock options, the Board of Directors does not anticipate the Company taking a deduction in the absence of a disqualifying disposition by an executive officer. With respect to nonqualified stock options and deferred stock units, the Board of Directors is aware that any deduction that we may have at the time of exercise or election will be subject to the one million dollar cap. The Board of Directors does not anticipate that the compensation deduction cap will significantly affect our executive compensation policies. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Effective January 1, 2006, the Company adopted FASB Statement 123(R) and began accounting for stock-based payments including our Stock Option Programs in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to the Company during the fiscal years 2007 and 2006 by all individuals who served as our principal executive officer, our two next most highly compensated executive officers as of December 31, 2007 and one additional former executive officer for whom disclosure is required under applicable SEC requirements. Collectively, these are the “named executive officers”.

Name and Principal Position	Year	Salary (1)		Option Awards (2)	All Other Compensation		Total
Dario Santana (3)	2007	$400,000		$179,628	$143,387	(5)	$723,015
President, Chief Executive Officer and Director	2006	$184,615		$77,827	$162,127	(5)	$424,569

Kendra Berger (6)	2007	$250,000		$77,474	$2,054	(4)	$329,528
Chief Financial Officer	2006	$81,731		$45,495	$28,533		$155,759

John Boozer	2007	$208,250	(8)	$17,882	$98,804	(9)	$324,936
Senior Vice President of Global Sales (7)	2006	$211,716	(8)	$23,554	—		$235,270

Michele Richards	2007	$213,000		$81,155	$1,646	(4)	$295,801
Chief Technology Officer and Senior Vice President of Operations	2006	$197,982		$69,338	—		$267,320

(1)	Includes amounts, if any, deferred under our tax-qualified 401(k) Plan.

(2)	The amounts reported in this column are the amounts recognized for financial statement reporting purposes with respect to our fiscal year end in accordance with SFAS 123(R), except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 10 under “Common Stock Options, Deferred Stock Units and Warrants” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2008.

(3)	Mr. Santana commenced employment with us as of July 10, 2006.

(4)	Reflects payments for employer 401(k) contributions and life insurance premiums.

(5)	Reflects $141,332 of reimbursed relocation expenses and $2,054 for employer 401(k) contributions and life insurance premiums for the year ended December 31, 2007. For the year ended December 31, 2006, all other compensation represents (a) $150,000 of reimbursed relocation expenses, (b) $2,817 of reimbursed attorney’s fees incurred by Mr. Santana in connection with negotiating his employment agreement with us, (c) $7,050 in premiums for term life insurance and (d) $2,260 in premiums for medical insurance for the year ended December 31, 2006.

(6)	Ms. Berger commenced employment with us as of August 28, 2006. Prior to that she served as one of our directors until August 25, 2006. The $28,533 she received for her service as a director of the Company during 2006 is reflected in “All Other Compensation” for that year.

(7)	Mr. Boozer’s employment with us terminated as of December 11, 2007.

(8)	Includes $75,504 in sales commissions earned for the year ended December 31, 2007 and $87,004 for the year ended December 31, 2006.

(9)	Reflects $96,750 of severance payments received upon Mr. Boozer’s termination as of December 11, 2007 and the remaining $2,054 for employer 401(k) contributions and life insurance premiums.

Narrative Disclosure to Summary Compensation Table

Employment Agreements, Contingent Compensation and Other Matters

President and Chief Executive Officer

On June 7, 2006, we entered into an employment agreement with Mr. Santana, effective as of July 10, 2006 and extending for a 24 month term from that date, automatically renewable for additional one-year periods unless we or Mr. Santana give 60-day prior notice of non-renewal. Pursuant to the employment agreement, we agreed to pay Mr. Santana a base salary of $400,000 for the first 12 months of the 24-month initial employment period and agreed that the Board would review the base salary annually and may increase (but not decrease) the base salary. We also agreed that Mr. Santana would be eligible for an annual performance incentive bonus based on company performance relative to revenue and EBITDA targets established by the Compensation Committee of the Board. Mr. Santana’s target bonus for 2007 was 50% of his base salary and payable one-half in cash and one-half in shares of our common stock. Based on Company performance in fiscal 2007, we did not pay Mr. Santana a performance incentive bonus. Upon approval of the 2008 NTN Buzztime, Inc. Incentive plan, Mr. Santana’s 2008 target bonus will not be less than 50% of his base salary then in effect and the 2008 plan amends and supersedes the incentive bonus arrangement set forth in his employment agreement with us.

Pursuant to Mr. Santana’s employment agreement, the Board of Directors agreed to review the base salary annually with the expectation that subsequent annual adjustments would range from 3% to 5%. In June 2007, Mr. Santana asked that the Board not consider an increase to his base salary for the second year of his employment. Mr. Santana explained that until NTN Buzztime begins to show improving and sustainable trends he would not accept such an increase nor should the Board consider such an adjustment. The Board accepted Mr. Santana’s request on this matter.

Pursuant to the employment agreement, we granted Mr. Santana an option to purchase 750,000 shares of our common stock on July 10, 2006 under our 2004 Performance Incentive Plan, with an exercise price equal to the closing price of our common stock on July 10, 2006 and a term of ten years. This option vests in equal monthly installments over a four-year period, with the first installment having vested on August 9, 2006. Pursuant to the employment agreement, on July 10, 2007, we granted Mr. Santana an option to purchase 250,000 shares of our common stock under our 2004 Performance Incentive Plan, with an exercise price equal to the closing price of our common stock on the date of grant and a term of ten years. This option also vests in equal monthly installments over a four-year period, with the first installment having vested on August 9, 2007.

Mr. Santana is eligible to participate in any employee pension and welfare benefit programs and fringe benefit programs to the same extent we make or may make such programs available generally to our employees. We agreed to provide to Mr. Santana, his spouse and any qualified dependent children coverage under a major medical insurance program with an annual cumulative deductible of no more than $500. We also agreed to pay premiums for term life insurance, payable to Mr. Santana’s designated beneficiary, in the amount of $1,000,000 and, in the event of accidental death or dismemberment, in the amount of $2,000,000, with the premiums for such coverage not to exceed $4,000 per year. Potential payments in connection with a termination of Mr. Santana’s employment with us are discussed below under “Potential Payments Upon Termination or Change-in-Control.”

Former Chief Technology Officer and Senior Vice President of Operations

Ms. Richards served as our chief technology officer and senior vice president, operations from June 2004 through February 1, 2008. Ms. Richards resigned as an employee of the Company and we entered into a consulting agreement with her on February 1, 2008 for a maximum term of 6 months. In exchange for providing services as a consultant to the Company we will pay Ms. Richards $18,333 per month, payable semi-monthly on the 15th and last day of the month. In exchange for the consideration described above, Ms. Richards provided a general release of claims as part of the consulting agreement and agreed to abide by the terms of our stated Confidentiality and Work for Hire Agreement. The consulting agreement also provides for additional consideration to Ms. Richards upon her execution of a supplemental release of claims to be executed following termination of the consulting agreement. Pursuant to the consulting agreement, we will make a lump sum payment of $14,300 upon Ms. Richards execution and delivery of the supplemental release of claims.

Former Senior Vice President, Global Sales

Mr. Boozer served as our Senior Vice President of Sales from July 2001 through December 12, 2007. Within the month of December 2007 we entered into a severance agreement and general release with Mr. Boozer, pursuant to which we paid him a lump sum payment of $96,750, less all applicable withholdings and continued medical and dental insurance coverage during the period of January 2008 through June 2008, for which premiums total $6,817. In exchange for the consideration provided above, Mr. Boozer provided us with a general release of all claims arising out of his employment or termination of employment and agreed to abide by the terms of our standard Confidentiality and Work for Hire Agreement and the Georgia Trade Secrets Act for a period of two years from the date of his termination from employment. The Georgia Trade Secret Act covers confidential information that would provide a competitor of NTN Buzztime with a competitive advantage and would include but is not limited to: actual or potential customers lists, customer contact information, customer buying and selling habits, sales figures and budgets amongst other confidential information.

Potential Payments Upon Termination or Change-in-Control

President and Chief Executive Officer

Pursuant to our employment agreement with Mr. Santana, he is entitled to the following compensation in the event of his involuntary termination (as defined below) or in the event we deliver to him a notice of non-renewal of his employment prior to the end of the initial two-year term of his employment or prior to the end of any subsequent one-year term of employment:

Involuntary termination. If Mr. Santana’s employment terminates as a result of an involuntarily termination, we will pay Mr. Santana, subject to tax withholding, an amount equal to the sum of (i) Mr. Santana’s annual base salary then in effect and (ii) the cost of his COBRA premiums through the earlier of (A) the date he is eligible for medical benefits with another employer and (B) the first anniversary of his termination date. These payments will be made in equal bi-weekly installments through the later of (X) the last day of his initial two-year term of employment or the subsequent one-year term of employment which Mr. Santana was serving at the time of his termination and (Y) the first anniversary of his termination date. In addition to the cash payments, any portion of Mr. Santana’s outstanding option awards scheduled to vest within the six-month period following his termination date will immediately vest upon the termination date. In the event of termination, the initial grant of 750,000 stock options will remain exercisable for three years and the second grant of 250,000 stock options will remain exercisable for one year, but in no event longer than the expiration of the terms of such options.

Notice of non-renewal of employment period. In the event Mr. Santana’s employment with us terminates as a result of our delivery to him of a notice of non-renewal of his employment we will pay Mr. Santana, subject to tax withholding, the same severance benefits we are obligated to pay him if his termination was the result of an involuntary termination. However, there will be no vesting acceleration or extension of the exercise period for his outstanding option awards.

Pursuant to his employment agreement, Mr. Santana’s severance benefits, in any event, are conditioned upon his delivery to us of a valid, executed general release of claims in a form acceptable to us and the non-revocation of such release. In addition, if Mr. Santana breaches the confidentiality, non-competition or non-solicitation provisions of the employment agreement or the confidentiality provisions of our standard confidentiality and work for hire agreement, we will not be obligated to pay any severance amounts otherwise due to Mr. Santana as of the date of that breach.

For purposes of Mr. Santana’s employment agreement, “involuntary termination” means a termination by us without cause or by Mr. Santana for good reason. “Involuntary termination” also includes termination of Mr. Santana’s employment due to his death or disability. As used in the employment agreement, “cause” means, as reasonably determined by the Board, (i) any act of personal dishonesty by Mr. Santana intended to result in substantial personal enrichment of Mr. Santana and is reasonably likely to result in material harm to us, (ii) Mr. Santana’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on our reputation or business, (iii) a willful act by Mr. Santana which constitutes misconduct and is materially injurious to us, or (iv) continued willful violations by Mr. Santana of his obligations to us after we have delivered a written demand for performance to him which describes the basis for our belief that he has willfully violated his obligations to us. As used in the employment agreement, “good reason” means, the occurrence of any of the following: (A) without Mr. Santana’s express written consent, a material reduction of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Santana from such duties, position and responsibilities; (B) without Mr. Santana’s express written consent, a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to him immediately prior to such reduction; (C) a reduction by us of Mr. Santana’s base salary or incentive bonus opportunity as in effect immediately prior to such reduction; (D) a material reduction by us in the kind or level of employee benefits to which Mr. Santana is entitled immediately prior to such reduction with the result that Mr. Santana’s overall benefits package is materially reduced; (E) without Mr. Santana’s express written consent, the relocation of Mr. Santana to a facility or a location more than fifty (50) miles from our current principal office location; or (F) without Mr. Santana’s express written consent, the removal by the Board of Mr. Santana’s position as a member of the Board.

The following table shows the value of payments and benefits Mr. Santana would have been entitled to receive if his employment had terminated on December 31, 2007 as a result of an involuntary termination:

Salary Severance	$400,000	(1)
Benefits	$13,781	(2)
Equity Acceleration	$77,500	(3)

Total Value:	$491,281

(1)	This amount does not reflect tax withholdings.

(2)	Assumes current monthly expense plus an increase of 2% for COBRA administrative fees paid over a one year period following his termination date per Mr. Santana’s employment agreement.

(3)	Assumes a price of $0.62 per share, the closing price of our common stock on December 29, 2007, the last business day of fiscal 2007. Reflects value of acceleration of vesting equal to vesting that would have occurred during the six-month period of December 31, 2007 through June 30, 2008.

Chief Financial Officer

We have an oral agreement with Ms. Berger that if her employment with us terminates within two years of her start date, which was August 28, 2006, we would pay her an amount equal to six months of her then-current base salary, less tax withholdings. If Ms. Berger had been terminated on December 31, 2007, the amount of her severance payment would have been $125,000, less all applicable withholdings.

Executive Vice President, Content and Marketing

We have a written agreement with Mr. Tauber that if his employment with us terminates within two years of his start date, which was September 5, 2007, we would pay him the equivalent of one month of his then current base salary for every two months of continued service with a maximum of six months of his then current base salary less tax withholdings. If Mr. Tauber had been terminated on December 31, 2007, the amount of his severance payment would have been $30,000, less applicable withholdings.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2007:

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Dario Santana	26,040	(1)	223,960	(1)	$1.03	7/10/17
	265,624	(2)	484,376	(2)	$1.49	7/10/16	—		—

Kendra Berger	—		100,000	(3)	$.95	9/04/07	—		—
	133,333	(4)	266,667	(4)	$1.21	8/27/16	—		—
	20,000	(5)	—		$1.54	6/13/16	—		—
	20,000	(6)	—		$1.88	6/30/15	—		—

John Boozer	44,270	(7)	—		$1.37	11/8/15	—		—
	15,000	(8)	—		$1.10	1/31/13	—		—

Michele Richards	52,083	(9)	47,917	(9)	$1.37	11/8/15	—		—
	81,250	(10)	18,750	(10)	$2.60	9/30/14	—		—
	—		—		—	—	15,000	(11)	$9,300

(1)	The option was granted on July 10, 2007 and vests and becomes exercisable in equal monthly installments over a period of 48 months beginning on the date of grant.

(2)	The option was granted on July 10, 2006 and vests and becomes exercisable in equal monthly installments over a period of 48 months beginning on the date of grant.

(3)	The option was granted on September 4, 2007 and vests and becomes exercisable as to 25% of the total shares on the first anniversary of the date of grant and as to an additional 1/36 of the remaining shares on the last day of each of the thirty-six (36) calendar months immediately following the first anniversary of the date of grant.

(4)	The option was granted on August 28, 2006 and vests and becomes exercisable as to 25% of the total shares on the first anniversary of the date of grant and as to an additional 1/36 of the remaining shares on the last day of each of the thirty-six (36) calendar months immediately following the first anniversary of the date of grant.

(5)	The option was granted on June 14, 2006 for Ms. Berger’s service as a non-employee director and was vested and exercisable in full as of June 14, 2007.

(6)	The option was granted on July 1, 2005 for Ms. Berger’s service as a non-employee director and was vested and exercisable in full as of July 1, 2006.

(7)	The option was granted on November 8, 2005 and was vested and exercisable as to 25% of the total shares on the first anniversary of the date of grant and as to an additional 1/36 of the remaining shares on the last day of each calendar month immediately following the first anniversary of the date of grant through the last day of Mr. Boozer’s employment with the Company on December 11, 2007. The remaining unvested shares were forfeited by Mr. Boozer on such date.

(8)	The option was granted on January 31, 2003 and was vested and exercisable in full on January 30, 2007.

(9)	The option was granted on November 8, 2005 and vests and becomes exercisable as to 25% of the total shares on the first anniversary of the date of grant and as to an additional 1/36 of the remaining shares on the last day of each of the thirty-six (36) calendar months immediately following the first anniversary of the date of grant.

(10)	The option was granted on September 30, 2004 and vests and becomes exercisable as to 25% of the total shares on the first anniversary of the date of grant and as to an additional 1/36 of the remaining shares on the last day of each of the thirty-six (36) calendar months immediately following the first anniversary of the date of grant.

(11)	The deferred stock unit was awarded on April 23, 2007 and becomes fully vested on April 22, 2008 and requires continued employment or service through the applicable vesting date as a condition to the vesting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage ownership of common stock as of March 31, 2008 by

(i)	all persons known to us to own beneficially more than 5% of the outstanding shares of common stock based on reports filed by each such person with the Securities and Exchange Commission;

(ii)	each of our directors and nominees for director;

(iii)	each of the Named Executive Officers; and

(iv)	all of the executive officers and directors as a group. Beneficial ownership includes any shares which a person has the right to acquire within 60 days of March 31, 2008. Except as otherwise indicated and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares of common stock shown.

Except as otherwise indicated, the address for each person is c/o NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008.

Name	Number of Shares Beneficially Owned (1)	Percent Of Common Stock (1)
Gary Arlen (2)	235,440	*
Kendra Berger (3)	218,333	*
Barry Bergsman (4)	330,000	*
John Boozer (5)	62,270	*
Robert B. Clasen (6)	185,000	*
Joseph Farricielli (7)	24,000	*
Michael Fleming (8)	135,000	*
Kirk Read	—
Michele Richards (9)	137,499	*
Dario Santana (10)	429,165	*
Fidelity National Financial, Inc. (11)	6,644,611	12.0%
Media General, Inc. (12)	3,230,667	5.8%
Trinad Capital Master Fund, Ltd. (13)	4,418,252	8.0%
All executive officers and directors of NTN as a Group (12 persons) (14)	1,732,707	3.1%

*	less than 1%

(1)	Included as outstanding for purposes of this calculation are 55,640,000 shares of common stock (the amount outstanding as of March 31, 2008) plus, in the case of each particular holder, the shares of common stock subject to currently exercisable options, warrants, or other instruments exercisable for or convertible into shares of common stock (including such instruments exercisable within 60 days after March 31, 2008) held by that person, which instruments are specified by footnote. Shares issuable as part or upon exercise of outstanding options, warrants, or other instruments other than as described in the preceding sentence are not deemed to be outstanding for purposes of this calculation.

(2)	Includes 235,000 shares subject to options held by Mr. Arlen that are currently exercisable or exercisable within 60 days of March 31, 2008.

(3)	Includes 198,333 shares subject to options held by Ms. Berger that are currently exercisable or exercisable within 60 days of March 31, 2008.

(4)	Includes 235,000 shares subject to options held by Mr. Bergsman that are currently exercisable or exercisable within 60 days of March 31, 2008.

(5)	Includes 59,270 shares subject to options held by Mr. Boozer that are currently exercisable or exercisable within 60 days of March 31, 2008.

(6)	Includes 135,000 shares subject to options held by Mr. Clasen that are currently exercisable or exercisable within 60 days of March 31, 2008. Also includes 50,000 shares owned by the Clasen Family Trust, of which Mr. Clasen is co-trustee with members of his immediate family. As co-trustee, Mr. Clasen shares voting and investment power with respect to such shares.

(7)	Represents 24,000 shares subject to options held by Mr. Farricielli that are currently exercisable or exercisable within 60 days of March 31, 2008.

(8)	Represents 135,000 shares subject to options held by Mr. Fleming that are currently exercisable or exercisable within 60 days of March 31, 2008.

(9)	Represents 137,499 shares subject to options held by Ms. Richards that are currently exercisable or exercisable within 60 days of March 31, 2008.

(10)	Includes 354,165 shares subject to options held by Mr. Santana that are currently exercisable or exercisable within 60 days of March 31, 2008.

(11)	Based upon a Schedule 13G filed on February 14, 2006 containing information as of December 31, 2005, the following entities beneficially owned in the aggregate 6,644,611 shares:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Fidelity National Financial, Inc. (“FNF”)	6,644,611	613,400	6,031,211	613,400	6,031,211
Security Union Title Insurance Company (“Security Union”)	1,222,030	—	1,222,030	—	1,222,030
Alamo Title Insurance (“Alamo”)	1,170,679	—	1,170,679	—	1,170,679
Ticor Title Insurance Company (“TTIC”)	1,237,000	—	1,237,000	—	1,237,000
Chicago Title Insurance Company (“CTIC”)	1,222,702	—	1,222,702	—	1,222,702
Fidelity National Title Insurance Company (“FNT”)	1,178,800	—	1,178,800	—	1,178,800

As of February 14, 2006 Fidelity National Financial, Inc. is the direct beneficial owner of 613,400 shares of the common stock, and the other reporting entities in the aggregate are the direct beneficial owners of an additional 6,031,211 shares, beneficial ownership of which they may be deemed to share with Fidelity National Financial, Inc.

The address for FNF is 601 Riverside Avenue, Jacksonville, Florida 32204.

The address for Security Union and TTIC is 4050 Calle Real, Santa Barbara, California, 93110.

The address for Alamo is 10010 San Pedro, Suite 700, San Antonio, Texas 78216.

The address for CTIC is 171 N. Clark Street, Chicago, Illinois 60601.

The address for FNT is 17911 Von Karman, Suite 300, Irvine, California 92614.

(12)	Based upon a Schedule 13D/A filed September 18, 2007 containing information as of that date, Media General beneficially owned 3,230,667 shares, with sole voting power over 3,230,667 shares and sole dispositive power over 3,230,667 shares. The 3,230,667 shares reflects 564,000 shares acquired January 20, 2004 in a registered public offering; 2,000,000 shares acquired pursuant to the Purchase Agreement dated May 5, 2003; and 666,667 shares acquired pursuant to the Licensing Agreement dated May 7, 2003. The address of the principal business office of Media General, Inc. is 333 E. Franklin Street, Richmond, Virginia 23219.

(13)	Based upon a Schedule 13G/A filed on January 18, 2008 containing information as of such date, the following entities and persons beneficially owned in the aggregate 4,418,252 shares:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Trinad Capital Master Fund, Ltd.	4,418,252	—	4,418,252	—	4,418,252
Trinad Management. LLC	4,418,252	—	4,418,252	—	4,418,252
Trinad Capital LP	3,622,967	—	3,622,967	—	3,622,967
Trinad Advisors II, LLC	3,622,967	—	3,622,967	—	3,622,967
Robert S. Ellin	4,418,252	—	4,418,252	—	4,418,252
Jay A. Wolf	4,418,252	—	4,418,252	—	4,418,252

Trinad Management, LLC disclaims beneficial ownership in shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. or any other person reporting on the Schedule 13G/A. The address for Trinad Capital Master Fund, Ltd., Trinad Management LLC, Robert S. Ellin and Jay A. Wolf is 2121 Avenue of the Stars, Suite 1650, Los Angeles, California 90067.

(14)	Includes 1,732,707 shares subject to options held by the directors and executive officers that are currently exercisable or exercisable within 60 days of March 31, 2008.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007 regarding our compensation plans authorizing us to issue equity securities and the number of securities.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	7,836,000	(1)	$1.30	1,960,000	(2)
Equity compensation plans not approved by security holders	903,000	(3)	$1.85	—

Total	8,739,000			1,660,000

(1)	Includes shares issuable upon exercise of options and rights granted pursuant to the NTN Buzztime, Inc. 2004 Performance Incentive Plan.

(2)	Includes 1,660,000 shares remaining available for grant under the NTN Buzztime, Inc. 2004 Performance Incentive Plan. No additional securities are authorized and available for grant under the NTN Communications, Inc. 1996 Special Stock Option Plan. Also includes 300,000 shares of Buzztime Entertainment, Inc. common stock available for grant under the Buzztime Entertainment, Inc. 2001 Incentive Stock Option Plan. To date, no options have been granted under the Buzztime Entertainment, Inc. 2001 Incentive Stock Option Plan.

(3)	The 903,000 shares issuable that are not pursuant to equity compensation plans approved by security holders are all pursuant to warrants granted in connection with consulting agreements with non-employees or were warrants associated with equity financings. Warrants to purchase 237,000 shares were granted in 2004, 500,000 shares were granted in 2003 and 166,000 shares were granted in 2002 or earlier. As of December 31, 2007, the range of exercise prices were $0.77 to $3.91 and the weighted-average remaining contractual life of outstanding warrants was approximately half a year.

COMPENSATION COMMITTEE REPORT

The purposes of the Compensation Committee established pursuant to a written charter adopted by the Board of Directors are to assist the Board in the discharge of its responsibilities with respect to compensation for the Company’s executive officers, report annually to the Company’s stockholders on executive compensation matters, administer the Company’s equity-based compensation plans, and take or cause to be taken such other actions and address such other matters as the Board may from time to time authorize the Committee to undertake or assume responsibility for.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A relating to the 2008 Annual Meeting of Stockholders.

Compensation Committee of the Board

Gary Arlen (Chairman)
Barry Bergsman

Notwithstanding anything to the contrary set forth in any of our filings and other documents that might incorporate by reference this proxy statement, in whole or in part, the foregoing report of the Compensation Committee shall not be incorporated by reference into any such filings or documents.

Indemnity Agreements

We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as our directors or officers. We believe that the use of such indemnity agreements is customary among corporations and that the terms of the indemnity agreements are reasonable and fair to us, and are in our best interests to attract and retain experienced directors and officers.

Certain Relationships and Related Transactions

In the last fiscal year, there has not been nor are there currently proposed any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 or 1% of the Company’s total assets and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Company Policy Regarding Related Party Transactions

Pursuant to its charter, our Audit Committee must review and approve, where appropriate, all related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their beneficial ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission. We believe that, based on the written representations of our directors and officers and copies of reports filed with the Commission in 2007, our directors, officers and holders of more than 10% of our common stock complied with the requirements of Section 16(a).

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and reviewed by the Audit Committee annually. As set forth in the Charter, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing, providing for the compensation of, retaining, evaluating and overseeing the work of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of AMEX.

Management is primarily responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Audit Committee:

•

reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2007 with management and Mayer Hoffman McCann P.C., the Company’s independent registered public accounting firm;

•

discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by the Independence Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•

received and reviewed the written disclosures and the letter from Mayer Hoffman McCann P.C. regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with Mayer Hoffman McCann P.C. its independence;

•

based on these reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission; and

•	instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

Audit Committee of the Board

Michael Fleming (Chairman)
Gary Arlen
Kirk Read

Notwithstanding anything to the contrary set forth in any our filings and other documents that might incorporate by reference this proxy statement, in whole or in part, the foregoing report of the Audit Committee shall not be incorporated by reference into any such filings or documents.

Principal Accounting Firm Fees

The following table presents fees for professional audit services rendered by Haskell & White LLP for the audit of the Company’s annual financial statements for fiscal year 2006, the first two quarterly reviews of 2007, and fees billed for other services rendered by Haskell & White LLP for fiscal year 2006.

Fiscal Year 2006
Audit Fees	$499,000
Audit-Related Fees	—
Tax-Related Fees	—
All Other Fees	—

$499,000

The following table presents fees for professional audit services rendered by Mayer Hoffman McCann P.C. for the audit of the Company’s annual financial statements for fiscal year 2007 and the third quarter review, and fees billed for other services rendered by Mayer Hoffman McCann P.C. for fiscal year 2007.

Fiscal Year 2007
Audit Fees	$303,000
Audit-Related Fees	—
Tax-Related Fees	—
All Other Fees	—

$303,000

Our Audit Committee has adopted a Pre-Approval Policy whereby all engagements of our independent auditor must be pre-approved by the Audit Committee. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, he reports that approval to the full committee at the next committee meeting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT

OF MAYER HOFFMAN MCCANN P.C.

AS INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

On October 5, 2007, the Audit Committee approved the dismissal of Haskell & White LLP (the “Former Auditor”) as the Company’s independent registered public accounting firm effective as of October 5, 2007, and approved the engagement of Mayer Hoffman McCann P.C. (the “New Auditor”) as the Company’s new independent registered public accounting firm effective October 9, 2007. The Former Auditor’s reports on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s two most recent fiscal years and the subsequent interim period preceding the dismissal of the Former Auditor, there were no disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the Former Auditor, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. During the Company’s two most recent fiscal years and the subsequent interim period preceding the dismissal of the Former Auditor, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the Company’s two most recent fiscal years and the interim period prior to engaging the New Auditor, neither the Company nor anyone on its behalf consulted the New Auditor regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that the New Auditor concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Our bylaws do not require that our stockholders ratify the selection of Mayer Hoffman McCann P.C. as our independent registered public accounting firm. However, we are submitting the selection of Mayer Hoffman McCann P.C. to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Mayer Hoffman McCann P.C. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and our stockholders.

Representatives of Mayer Hoffman McCann P.C. will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Required Vote

A majority of the shares present at the meeting, either in person or by proxy, must be voted in favor of Proposal 2 to ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAYER HOFFMAN McCANN P.C. TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAYER HOFFMAN McCANN P.C. IF NO DIRECTION IS GIVEN IN THE PROXIES.

COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate directly with the Board of Directors or individual members of the Board of Directors in writing by sending a letter to the Board c/o the Corporate Secretary at: NTN Buzztime, Inc. Board of Directors, 5966 La Place Court, Suite 100, Carlsbad, California 92008. The Secretary will promptly forward the communication to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.

OTHER MATTERS

Accompanying this Proxy Statement is a letter to stockholders from Mr. Santana, our Chief Executive Officer, together with our Annual Report for the fiscal year ended December 31, 2007.

We will furnish, without charge, to each person to whom this Proxy Statement is being sent a complete copy of our Form 10-K (other than exhibits) for fiscal 2007. We will furnish any exhibit to our Form 10-K upon the payment of a fee to cover our reasonable expenses in furnishing such exhibit. Written requests for the Form 10-K should be directed to Ms. Kendra Berger, Corporate Secretary, at our corporate offices located at 5966 La Place Court, Carlsbad, California 92008. Telephone requests may be directed to Ms. Berger at (760) 438-7400.

As of the time of preparation of this Proxy Statement, we do not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ KENDRA BERGER
Kendra Berger
Chief Financial Officer and Secretary

Carlsbad, California

Dated: April 29, 2008

5966 LA PLACE COURT SUITE 100 CARLSBAD, CA 92008 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by NTN Buzztime, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NTN Buzztime, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS NBUZZ1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NTN BUZZTIME, INC. Vote on Directors 1. To elect as Directors of NTN Buzztime, Inc. the nominees listed below to hold office until the 2008 annual meeting of stockholders and until their respective successors are duly elected and qualified: Nominees: 01) Dario Santana 02) Gary Arlen 03) Barry Bergsman 04) Robert B. Clasen 05) Joseph J. Farricielli, Jr. 06) Michael Fleming 07) Kirk Read For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers of the nominee(s) on the line(s) below. Vote on Proposal 2. To ratify the appointment of Mayer Hoffman McCann, P.C. as NTN Buzztime, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2008. FOR AGAINST ABSTAIN The Board of Directors recommends that you vote “FOR” items 1 and 2. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ABOVE ITEMS. This proxy may be revoked by the undersigned at any time prior to the time it is voted by any of the means described in the above notice. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NTN BUZZTIME, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 30, 2008 The undersigned stockholder(s) hereby appoint(s) Dario Santana and Kendra Berger, or either of them, as proxies, each with power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon such other matters as may come before the meeting, all of the shares of Common Stock of NTN Buzztime, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Daylight Time, on May 30, 2008 at the Courtyard by Marriott, 5835 Owens Avenue, Carlsbad, CA, and any adjournment or postponement thereof, hereby revoking any proxies heretofore given.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on 5/30/08. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The following materials are available for view: Notice and Proxy Statement / 10K Wrap To view this material, have the 12-digit Control #(s) available and visit: www.proxyvote.com If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 5/16/08. To request material: Internet: www.proxyvote.com Telephone: 1-800-579-1639 **Email: sendmaterial@proxyvote.com **lf requesting material by e-mail please send a blank e-mail with the 12-digit Control# (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor. 5966 LA PLACE COURT SUITE 100 CARLSBAD, CA 92008 NTN BUZZTIME, INC. Vote In Person Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Meeting Location The ANNUAL meeting for holders as of April 2, 2008 is to be held on 5/30/08 at 9:00 A.M Pacific Time at: Courtyard by Marriott 5835 Owens Ave. Carlsbad CA 92008 For Meeting Directions Please Call: 760-431-9399

Voting items The Board of Directors recommends a vote FOR Proposals 1 and 2, 1. To elect a Board of Directors to serve until the 2009 Annual Meeting of Stockholders: Nominees; 01) Dario Santana 02) Gary Arlen 03) Barry Bergsman 04) Robert B. Clasen 05) Joseph J. Farricielli, Jr. 06) Michael Fleming 07) Kirk Read 2. To ratify the appointment of Mayer Hoffman McCann, P.C. as the independent registered public accounting firm for the fiscal year ending December 31, 2008. 3. To transact such other business as may property come before the meeting or any adjournment thereof.